                                                                    EXHIBIT 12.2
                       SECURITY CAPITAL INDUSTRIAL TRUST

              COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                             Three Months Ended
                                                 March 31,                           Year Ended December 31,
                                           ----------------------          -------------------------------------------------
                                            1998           1997             1997       1996       1995       1994     1993
                                           --------      --------          --------  ---------  ---------  --------  -------
Net Earnings from Operations               $ 34,479      $ 25,561          $ 32,371  $  79,384   $ 47,660  $ 25,066  $ 4,412
Add:
     Interest Expense                        19,645        11,375            52,704     38,819     32,005     7,568      321
                                           --------      --------          --------  ---------   --------  --------  -------

Earnings as Adjusted                       $ 54,124      $ 36,936          $ 85,075  $ 118,203   $ 79,665  $ 32,634  $ 4,733
                                           ========      ========          ========  =========   ========  ========  =======

Combined Fixed Charges and
   Preferred Share Dividends:
     Interest Expense                      $ 19,645      $ 11,375          $ 52,704  $  38,819   $ 32,005  $  7,568  $   321
     Capitalized Interest                     4,284         4,594            18,365     16,138      8,599     2,208       98
                                           --------      --------          --------  ---------   --------  --------  -------

        Total Fixed Charges                  23,929        15,969            71,069     54,957     40,604     9,776      419

     Preferred Share Dividends (a)            8,799         8,829            35,318     25,895      6,698         -        -
                                           --------      --------          --------  ---------   --------  --------  -------
Combined Fixed Charges and
   Preferred Share Dividends               $ 32,728      $ 24,798          $106,387  $  80,852   $ 47,302  $  9,776  $   419
                                           ========      ========          ========  =========   ========  ========  =======
Ratio of Earnings to Combined Fixed
   Charges and Preferred Share Dividends        1.7           1.5              (b)         1.5        1.7      3.3      11.3
                                           ========      ========          ========  =========   ========  ========  =======

(a) SCI had no preferred shares prior to 1995.

(b) Earnings were insufficient to cover combined fixed charges and preferred dividends for the year ended December 31, 1997 by $21.3 million due to a one-time, non-recurring charge of $75.4 million relating to the costs incurred in acquiring the REIT management and property management companies from Security Capital Group Incorporated.